                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. ___)

                                 NORDSTROM, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    655664100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                N. CLAIRE CHAPMAN
                                 NORDSTROM, INC.
                         1700 SEVENTH AVENUE, 8TH FLOOR
                            SEATTLE, WASHINGTON 98101
--------------------------------------------------------------------------------
                                 (206) 303-2540
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                DECEMBER 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ] Rule 13G-1(b)
[ ] Rule 13G-1(c)
[X] Rule 13G-1(d)

        * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


                         (continued on following pages)

CUSIP NO. 655664100                      13G            PAGE  2    OF 24   PAGES
          --------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSON

          Elmer and Katharine Nordstrom Family Interests, L.P., a Texas limited partnership

          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     N/A
          ---------------------------------------------------------------------

  (2)     CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas Limited Partnership
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0- shares
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     10,916,552 shares
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0- shares
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               10,916,552 shares
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          10,916,552
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          8.12%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          PN
          ---------------------------------------------------------------------

CUSIP NO. 655664100                          13G        PAGE  3    OF 24   PAGES
          --------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSON

          Estate of Katharine J. Nordstrom, John Nordstrom, Executor

          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          ---------------------------------------------------------------------

  (2)     CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States Citizen
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0- shares
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     10,916,552 shares
    EACH
  REPORTING                    Estate of Katharine J. Nordstrom, John Nordstrom,
 PERSON WITH                   Executor is a general partner of the Elmer and
                               Katharine Nordstrom Family Interests, L.P.
                       --------------------------------------------------------
                       (7)     SOLE DISPOSITIVE POWER
                               -0- shares
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               10,916,552 shares

                               Estate of Katharine J. Nordstrom, John Nordstrom, Executor is a general partner of the Elmer and Katharine Nordstrom Family Interests, L.P.
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          10,916,552
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          8.12%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          IN
          ---------------------------------------------------------------------

CUSIP NO. 655664100                      13G            PAGE  4    OF 24   PAGES
          --------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSON

          Elmer Nordstrom Trust

          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          91-6394569
          ---------------------------------------------------------------------

  (2)     CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          Washington
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0- shares
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     10,916,552 shares
    EACH
  REPORTING                    Elmer Nordstrom Trust is a general partner of the
 PERSON WITH                   Elmer and Katharine Nordstrom Family Interests,
                               L.P.
                       --------------------------------------------------------
                       (7)     SOLE DISPOSITIVE POWER
                               -0- shares
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               10,916,552 shares

                               Elmer Nordstrom Trust is a general partner of the Elmer and Katharine Nordstrom Family Interests, L.P.
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          10,916,552
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          8.12%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          OO (trust)
          ---------------------------------------------------------------------

CUSIP NO. 655664100                      13G            PAGE  5    OF 24   PAGES
          --------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSON

                John N. Nordstrom, Trustee

          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

               United States Citizen
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0- shares
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     10,916,552 shares
    EACH
  REPORTING                    John N. Nordstrom is the sole trustee of the
 PERSON WITH                   Elmer Nordstrom Trust

                       --------------------------------------------------------
                       (7)     SOLE DISPOSITIVE POWER
                               -0- shares
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               10,916,552 shares

                               John N. Nordstrom is the sole trustee of the
                               Elmer Nordstrom Trust
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          10,916,552
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          8.12%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          OO (individual trustee)
          ---------------------------------------------------------------------

CUSIP NO. 655664100                      13G            PAGE  6    OF 24   PAGES
          --------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSON

                James F. Nordstrom Interests, L.P., a Texas limited partnership

          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          ---------------------------------------------------------------------

  (2)     CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

               Texas Limited Partnership
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0- shares
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     10,916,552 shares
    EACH
  REPORTING                    James F. Nordstrom Interests, L.P., is a general
 PERSON WITH                   partner of the Elmer and Katharine Nordstrom
                               Family Interests, L.P.
                       --------------------------------------------------------
                       (7)     SOLE DISPOSITIVE POWER
                               -0- shares
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               10,916,552 shares

                               James F. Nordstrom Interests, L.P., is a general partner of the Elmer and Katharine Nordstrom Family Interests, L.P.
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          10,916,552
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          8.12%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          PN
          ---------------------------------------------------------------------

CUSIP NO. 655664100                      13G            PAGE  7    OF 24   PAGES
          --------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSON

                James F. Nordstrom Residuary Trust, Sally A. Nordstrom, Trustee

          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          ---------------------------------------------------------------------

  (2)     CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

                Washington
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0- shares
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     10,916,552 shares
    EACH
  REPORTING                    James F. Nordstrom Residuary Trust, Sally A.
 PERSON WITH                   Nordstrom, Trustee is a general partner of the
                               James F. Nordstrom Interests, L.P.
                       --------------------------------------------------------
                       (7)     SOLE DISPOSITIVE POWER
                               -0- shares
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               10,916,552 shares

                               James F. Nordstrom Residuary Trust, Sally A.
                               Nordstrom, Trustee is a general partner of the James F. Nordstrom Interests, L.P.
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          10,916,552
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          8.12%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          OO (Trust)
          ---------------------------------------------------------------------

CUSIP NO. 655664100                      13G            PAGE  8    OF 24   PAGES
          --------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSON

                Sally A. Nordstrom

          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

                United States Citizen
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0- shares
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     10,916,552 shares
    EACH
  REPORTING                    Sally A. Nordstrom is a general partner of the
 PERSON WITH                   James F. Nordstrom Interests, L.P.

                       --------------------------------------------------------
                       (7)     SOLE DISPOSITIVE POWER
                               -0- shares
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               10,916,552 shares

                               Sally A. Nordstrom is a general partner of the James F. Nordstrom Interests, L.P.
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          10,916,552
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          8.12%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          IN
          ---------------------------------------------------------------------

CUSIP NO. 655664100                       13G           PAGE  9    OF 24   PAGES
          --------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSON

                J. Daniel Nordstrom

          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

                United States Citizen
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0- shares
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     10,916,552 shares
    EACH
  REPORTING                    J. Daniel Nordstrom is a general partner of the
 PERSON WITH                   James F. Nordstrom Interests, L.P.

                       --------------------------------------------------------
                       (7)     SOLE DISPOSITIVE POWER
                               -0- shares
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               10,916,552 shares

                               J. Daniel Nordstrom is a general partner of the James F. Nordstrom Interests, L.P.
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          10,916,552
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          8.12%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          IN
          ---------------------------------------------------------------------

CUSIP NO. 655664100                       13G           PAGE  10  OF  24   PAGES
          --------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSON

                William E. Nordstrom

          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

                United States Citizen
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0- shares
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     10,916,552 shares
    EACH
  REPORTING                    William E. Nordstrom is a general partner of the
 PERSON WITH                   James F. Nordstrom Interests, L.P.

                       --------------------------------------------------------
                       (7)     SOLE DISPOSITIVE POWER
                               -0- shares
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               10,916,552 shares

                               William E. Nordstrom is a general partner of the James F. Nordstrom Interests, L.P.
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          10,916,552
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          8.12%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          IN
          ---------------------------------------------------------------------

CUSIP NO. 655664100                       13G           PAGE  11  OF  24   PAGES
          --------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSON

                John N. Nordstrom Interests, L.P., a Texas limited partnership

          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                91-1770763
          ---------------------------------------------------------------------

  (2)     CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

                Texas Limited Partnership
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0- shares
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     10,916,552 shares
    EACH
  REPORTING                    John N. Nordstrom Interests, L.P., is a general
 PERSON WITH                   partner of the Elmer and Katharine Nordstrom
                               Interests, L.P.
                       --------------------------------------------------------
                       (7)     SOLE DISPOSITIVE POWER
                               -0- shares
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               10,916,552 shares

                               John N. Nordstrom Interests, L.P., is a general partner of the Elmer and Katharine Nordstrom Interests, L.P.
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          10,916,552
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          8.12%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          PN
          ---------------------------------------------------------------------

CUSIP NO. 655664100                       13G           PAGE  12  OF  24   PAGES
          --------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSON

                John N. Nordstrom

          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

                United States Citizen
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0- shares
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     10,916,552 shares
    EACH
  REPORTING                    John N. Nordstrom is a general partner of the
 PERSON WITH                   John N. Nordstrom Interests, L.P.

                       --------------------------------------------------------
                       (7)     SOLE DISPOSITIVE POWER
                               -0- shares
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               10,916,552 shares

                               John N. Nordstrom is a general partner of the John N. Nordstrom Interests, L.P.
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          10,916,552
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          8.12%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          IN
          ---------------------------------------------------------------------

CUSIP NO. 655664100                       13G           PAGE 13   OF  24   PAGES
          --------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSON

                Sally B. Nordstrom

          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

                United States Citizen
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0- shares
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     10,916,552 shares
    EACH
  REPORTING                    Sally B. Nordstrom is a general partner of the
 PERSON WITH                   John N. Nordstrom Interests, L.P.

                       --------------------------------------------------------
                       (7)     SOLE DISPOSITIVE POWER
                               -0- shares
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               10,916,552 shares

                               Sally B. Nordstrom is a general partner of the John N. Nordstrom Interests, L.P.
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          10,916,552
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          8.12%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          IN
          ---------------------------------------------------------------------

CUSIP NO. 655664100                       13G           PAGE 14   OF  24   PAGES
          --------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSON

                James A. Nordstrom

          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

                United States Citizen
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0- shares
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     10,916,552 shares
    EACH
  REPORTING                    James A. Nordstrom is a general partner of the
 PERSON WITH                   John N. Nordstrom Interests, L.P.

                       --------------------------------------------------------
                       (7)     SOLE DISPOSITIVE POWER
                               -0- shares
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               10,916,552 shares

                               James A. Nordstrom is a general partner of the John N. Nordstrom Interests, L.P.
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          10,916,552
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          8.12%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          IN
          ---------------------------------------------------------------------

ITEM 1(a).    Name of Issuer:

                   Nordstrom, Inc.
              ------------------------------------------------------------------

ITEM 1(b).    Address of Issuer's Principal Executive Offices:

                   1617 Sixth Avenue, Seattle, WA  98101
              ------------------------------------------------------------------

ITEM 2(a).    Name of Person Filing: Elmer and Katharine Nordstrom Family
                                     -------------------------------------------
              Interests, L.P., a Texas limited partnership
              ------------------------------------------------------------------

ITEM 2(b).    Address of Principal Business Office or, if None, Residence:

              c/o Nordstrom, Inc., 1617 Sixth Avenue, Seattle, WA 98101
              ------------------------------------------------------------------

ITEM 2(c).    Citizenship: Texas Limited Partnership
                           -----------------------------------------------------

ITEM 2(d).    Title of Class of Securities:

                   Common Stock
              ------------------------------------------------------------------

ITEM 2(e).    CUSIP Number:

                   655664100
              ------------------------------------------------------------------


ITEM 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a: Not applicable

(a) [ ] Broker or Dealer registered under Section 15 of the Act;

(b) [ ] Bank as defined in Section 3(a)(6) of the Act;

(c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act;

(d) [ ] Investment Company registered under Section 8 of the Investment Company Act;

(e) [ ] Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940;

(f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974, or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

(g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note:
        See Item 7);

(h) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

ITEM 4. Ownership. If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

        A.      Elmer and Katharine Nordstrom Family Interests, L.P.

                a.      Amount beneficially owned: 10,916,552

                b.      Percent of class: 8.12%

                c.      i.      Sole power to vote or to direct vote: -0-


                        ii.     Shared power to vote or to direct vote:
                                10,916,552

                        iii. Sole power to dispose of or to direct the disposition: -0-

                        iv. Shared power to dispose of or to direct the disposition: 10,916,552


        B.      Estate of Katharine J. Nordstrom, John Nordstrom, executor

                a.      Amount beneficially owned: 10,916,552

                b.      Percent of class: 8.12%

                c.      i.      Sole power to vote or to direct vote: -0-

                        ii.     Shared power to vote or to direct vote:
                                10,916,552

                        iii. Sole power to dispose of or to direct the disposition: -0-

                        iv. Shared power to dispose of or to direct the disposition: 10,916,552


        C.      Elmer Nordstrom Trust

                a.      Amount beneficially owned: 10,916,552

                b.      Percent of class: 8.12%

                c.      i.      Sole power to vote or to direct vote: -0-

                        ii.     Shared power to vote or to direct vote:
                                10,916,552

                        iii. Sole power to dispose of or to direct the disposition: -0-

                        iv. Shared power to dispose of or to direct the disposition: 10,916,552


        D.      John N. Nordstrom, Trustee

                a.      Amount beneficially owned: 10,916,552

                b.      Percent of class: 8.12%

                c.      i.      Sole power to vote or to direct vote: -0-

                        ii.     Shared power to vote or to direct vote:
                                10,916,552

                        iii. Sole power to dispose of or to direct the disposition: -0-

                        iv. Shared power to dispose of or to direct the disposition: 10,916,552

        E.      James F. Nordstrom Interests, L.P.

                a.      Amount beneficially owned: 10,916,552

                b.      Percent of class: 8.12%

                c.      i.      Sole power to vote or to direct vote: -0-

                        ii.     Shared power to vote or to direct vote:
                                10,916,552

                        iii. Sole power to dispose of or to direct the disposition: -0-

                        iv. Shared power to dispose of or to direct the disposition: 10,916,552


        F.      James F. Nordstrom Residuary Trust, Sally A. Nordstrom, Trustee

                a.      Amount beneficially owned: 10,916,552

                b.      Percent of class: 8.12%

                c.      i.      Sole power to vote or to direct vote: -0-

                        ii.     Shared power to vote or to direct vote:
                                10,916,552

                        iii. Sole power to dispose of or to direct the disposition: -0-

                        iv. Shared power to dispose of or to direct the disposition: 10,916,552


        G.      Sally A. Nordstrom

                a.      Amount beneficially owned: 10,916,552

                b.      Percent of class: 8.12%

                c.      i.      Sole power to vote or to direct vote: -0-

                        ii.     Shared power to vote or to direct vote:
                                10,916,552

                        iii. Sole power to dispose of or to direct the disposition: -0-

                        iv. Shared power to dispose of or to direct the disposition: 10,916,552

        H.      J. Daniel Nordstrom

                a.      Amount beneficially owned: 10,916,552

                b.      Percent of class: 8.12%

                c.      i.      Sole power to vote or to direct vote: -0-

                        ii.     Shared power to vote or to direct vote:
                                10,916,552

                        iii. Sole power to dispose of or to direct the disposition: -0-

                        iv. Shared power to dispose of or to direct the disposition: 10,916,552

        I.      William E. Nordstrom

                a.      Amount beneficially owned: 10,916,552

                b.      Percent of class: 8.12%

                c.      i.      Sole power to vote or to direct vote: -0-

                        ii.     Shared power to vote or to direct vote:
                                10,916,552

                        iii. Sole power to dispose of or to direct the disposition: -0-

                        iv. Shared power to dispose of or to direct the disposition: 10,916,552


        J.      John N. Nordstrom Interests, L.P.

                a.      Amount beneficially owned: 10,916,552

                b.      Percent of class: 8.12%

                c.      i.      Sole power to vote or to direct vote: -0-

                        ii.     Shared power to vote or to direct vote:
                                10,916,552

                        iii. Sole power to dispose of or to direct the disposition: -0-

                        iv. Shared power to dispose of or to direct the disposition: 10,916,552

        K.      John N. Nordstrom

                a.      Amount beneficially owned: 10,916,552

                b.      Percent of class: 8.12%

                c.      i.      Sole power to vote or to direct vote: -0-

                        ii.     Shared power to vote or to direct vote:
                                10,916,552

                        iii. Sole power to dispose of or to direct the disposition: -0-

                        iv. Shared power to dispose of or to direct the disposition: 10,916,552

        L.      Sally B. Nordstrom

                a.      Amount beneficially owned: 10,916,552

                b.      Percent of class: 8.12%

                c.      i.      Sole power to vote or to direct vote: -0-

                        ii.     Shared power to vote or to direct vote:
                                10,916,552

                        iii. Sole power to dispose of or to direct the disposition: -0-

                        iv. Shared power to dispose of or to direct the disposition: 10,916,552

        M.      James A. Nordstrom

                a.      Amount beneficially owned: 10,916,552

                b.      Percent of class: 8.12%

                c.      i.      Sole power to vote or to direct vote: -0-

                        ii.     Shared power to vote or to direct vote:
                                10,916,552

                        iii. Sole power to dispose of or to direct the disposition: -0-

                        iv. Shared power to dispose of or to direct the disposition: 10,916,552


        Instruction. For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(11).



ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        Not Applicable.



ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of an employee benefit plan, pension fund or endowment fund is not required.

        Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

        Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        If a group has filed this schedule pursuant to Rule 13d-1(b)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c) or 13d-1(d), attach an exhibit stating the identity of each member of the group.

        See Attached Exhibit B.


ITEM 9. NOTICE OF DISSOLUTION OF GROUP

        Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity (See Item 5).

        Not Applicable

ITEM 10. CERTIFICATION.

        (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

        (b) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(c):

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose or or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose of effect.

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2002.



                        ELMER AND KATHARINE NORDSTROM FAMILY
                        INTERESTS, L.P.

                            By  ESTATE OF KATHARINE J. NORDSTROM,
                                JOHN NORDSTROM, EXECUTOR,
                                General Partner

                                    By /s/ John N. Nordstrom
                                       ----------------------------------------
                                       John N. Nordstrom, Executor

                            By  ELMER NORDSTROM TRUST, General Partner

                                By  JOHN N. NORDSTROM, Trustee

                                    By /s/ John N. Nordstrom
                                       ----------------------------------------
                                       John N. Nordstrom, Trustee

                            By  JAMES F. NORDSTROM INTERESTS, L.P.,
                                General Partner

                                By  JAMES F. NORDSTROM RESIDUARY TRUST,
                                    SALLY A. NORDSTROM TRUSTEE, General Partner
                                    SALLY A. NORDSTROM, General Partner
                                    J. DANIEL NORDSTROM General Partner
                                    WILLIAM E. NORDSTROM, General Partner


                                    By /s/ John N. Nordstrom
                                       ----------------------------------------
                                       John N. Nordstrom, Attorney-in-Fact

                            By  JOHN N. NORDSTROM INTERESTS, L.P.,
                                General Partner

                                By  JOHN N. NORDSTROM, General Partner
                                    SALLY B. NORDSTROM, General Partner
                                    JAMES A. NORDSTROM, General Partner

                                    By /s/ John N. Nordstrom
                                       ----------------------------------------
                                       John N. Nordstrom, Attorney-in-Fact

                                    EXHIBIT A

                            Agreement of Joint Filing


        The undersigned hereby agree that they are filing jointly pursuant to Rule 13G-1(f)(1) of the Act the statement dated February 13, 2002, containing the information required by Schedule 13G, for the 10,916,552 Shares of the Common Stock of Nordstrom, Inc. held by the Elmer and Katharine Nordstrom Family Interests, L.P.

Dated:  February 13, 2002.


                        ELMER AND KATHARINE NORDSTROM FAMILY
                        INTERESTS, L.P.

                            By  ESTATE OF KATHARINE J. NORDSTROM,
                                JOHN NORDSTROM, EXECUTOR, General Partner

                                By  /s/ John N. Nordstrom
                                    -------------------------------------------
                                    John N. Nordstrom, Executor


                            By  ELMER NORDSTROM TRUST, General Partner
                                By  JOHN N. NORDSTROM, Trustee

                                    By /s/ John N. Nordstrom
                                       ----------------------------------------
                                       John N. Nordstrom, Trustee

                            By  JAMES F. NORDSTROM INTERESTS, L.P.,
                                General Partner

                            By  JAMES F. NORDSTROM RESIDUARY TRUST,
                                SALLY A. NORDSTROM, TRUSTEE, General Partner
                                SALLY A. NORDSTROM, General Partner
                                J. DANIEL NORDSTROM General Partner
                                WILLIAM E. NORDSTROM, General Partner

                                By  /s/ John N. Nordstrom
                                    -------------------------------------------
                                        John N. Nordstrom, Attorney-in-Fact

                        By  JOHN N. NORDSTROM INTERESTS, L.P., General Partner

                            By  JOHN N. NORDSTROM, General Partner
                                SALLY B. NORDSTROM, General Partner
                                JAMES A. NORDSTROM, General Partner


                                By  /s/ John N. Nordstrom
                                    -------------------------------------------
                                    John N. Nordstrom, Attorney-in-Fact

                                    EXHIBIT B


  General Partners of the Elmer and Katharine Nordstrom Family Interests, L.P.


        Set forth below, identifies each member of the Elmer and Katharine Nordstrom Family Interests, L.P.

        -       Estate of Katharine J. Nordstrom, John Nordstrom, Executor

        -       Elmer Nordstrom Trust

        -       John N. Nordstrom

        - James F. Nordstrom Family Interests, L.P., a Texas limited partnership

        -       James F. Nordstrom Residuary Trust, Sally A. Nordstrom, Trustee

        -       Sally A. Nordstrom

        -       J. Daniel Nordstrom

        -       William E. Nordstrom

        -       John N. Nordstrom Interests, L.P., a Texas limited partnership

        -       John N. Nordstrom

        -       Sally B. Nordstrom

        -       James A. Nordstrom

                                    EXHIBIT C


                                POWER OF ATTORNEY

        The undersigned partnerships, managing partners of Elmer and Katharine Nordstrom Family Interests, L.P. (the "Partnership"), hereby confirm that they have reached a unanimous decision on the parameters of sale of Nordstrom, Inc. stock held by the Partnership, and hereby constitute and appoint John N. Nordstrom attorney-in-fact with the power of substitution for the undersigned in any and all capacities, to sign and file any and all forms, schedules, statements and other documents required to be filed by the undersigned with the Securities and Exchange Commission with respect to any shares of stock or other securities held by the Partnership; hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof. This power of attorney is effective on the date signed below and for a period of five (5) years thereafter, unless earlier revoked by either undersigned partnership.

        This document may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument. In addition, facsimile signatures shall be deemed to have the same effect as original signatures.


DATED: March 5, 2001


     John N. Nordstrom Interests, L.P., Managing Partner

          By:  /s/ JOHN N. NORDSTROM
               ------------------------------------------
               John N. Nordstrom, Managing Partner


     James F. Nordstrom Interests, L.P., Managing Partner

          By:  /s/ J. DANIEL NORDSTROM
               ------------------------------------------
               J. Daniel Nordstrom, Managing Partner

          By:  /s/ WILLIAM E. NORDSTROM
               ------------------------------------------
               William E. Nordstrom, Managing Partner